Exhibit 99.1

PRESS RELEASE

Contact: Robert E. Wheaton

President, CEO

Star Buffet, Inc.

(480) 425-0397

FOR IMMEDIATE RELEASE:  Friday, June 29, 2007

STAR BUFFET, INC. FILES FORM 10-Q
FOR FIRST QUARTER FY 2008

SCOTTSDALE, AZ — June 29, 2007 — Star Buffet, Inc. (Nasdaq: STRZ) today filed a Form 10-Q with the Securities and Exchange Commission for its first quarter of fiscal 2008 ending May 21, 2007.  Following are the highlights:

Star Buffet, Inc. had revenues of $22.0 million and net income of $447,000, or $0.14 per share on a diluted basis of 3,180,951 of shares outstanding for the sixteen weeks ended May 21, 2007.

About Star Buffet

Star Buffet is a multi-concept restaurant operator.  As of June 29, 2007, Star Buffet, through its subsidiaries, operates 14 franchised HomeTown Buffet restaurants, seven JB’s Family restaurants, five Whistle Junction restaurants, four BuddyFreddys restaurants, four K-BOB’S Steakhouses, three Holiday House Family restaurants, three Western Sizzlin restaurants, one JJ North’s Country Buffet, one Pecos Diamond Steakhouse, one Oklahoma Steakhouse, one Bar-H Steakhouse and one Casa Bonita Mexican theme restaurant.

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